                                                                   Exhibit 12(b)

                         JOSEPH E. SEAGRAM & SONS, INC.

                            and Subsidiary Companies

                Computation of Ratio of Earnings to Fixed Charges

                                                                      Fiscal     Transition
                                               Six Months Ended     Year Ended  Period Ended
                                                  December 31,       June 30,    June 30,
                                                1997       1996        1997        1996
                                                ----       ----       -----        ----
                                                               (millions)
Earnings before income taxes and minority       $ 57       $129       $ 151        ($30)
interest

Add (deduct):

Fixed charges                                     91         90         176          72

Interest capitalized, net of amortization         --         --          (1)         --
                                                ----       ----       -----        ----
Earnings available for fixed charges            $148       $219       $ 326        $ 42
                                                ----       ----       -----        ----

Fixed charges:

Interest Expense                                $ 83       $ 82       $ 159        $ 65

Portion of rent expense deemed to
represent interest factor                          8          8          17           7
                                                ----       ----       -----        ----
Fixed Charges                                   $ 91       $ 90       $ 176        $ 72
                                                ----       ----       -----        ----

Ratio of Earnings to Fixed Charges              1.6x       2.4x        1.9x          --(a)
                                                ====       ====       =====        ====

(a) Fixed charges exceeded earnings by $30 million for the transition period ended June 30, 1996.